UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
WASHINGTON, D.C. 20549

FORM 8-K
CURRENT REPORT
Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934
Date of report (Date of earliest event reported): March 10, 2011
American Superconductor Corporation
(Exact Name of Registrant as Specified in Charter)

Delaware (State or Other Jurisdiction of Incorporation)	0-19672 (Commission File Number)	04-2959321 (IRS Employer Identification No.)

64 Jackson Road, Devens, MA (Address of Principal Executive Offices)	01434 (Zip Code)
Registrant’s telephone number, including area code: (978) 842-3000
Not Applicable
(Former Name or Former Address, if Changed Since Last Report)
Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:
☐     Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)
☐     Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)
☐     Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))
☐     Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 5.02.	Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers.
     On March 10, 2011, the Board of Directors of American Superconductor Corporation (the “Company”) elected a new director, Pamela F. Lenehan, effective on March 11, 2011. Ms. Lenehan was also appointed to the Audit Committee of the Board of Directors of the Company (the “Audit Committee”). She has no relationships or transactions with the Company which are required to be disclosed pursuant to Item 404(a) of Regulation S-K, nor are there any arrangements or understandings with other persons pursuant to which she was selected as a director.
     Ms. Lenehan will be compensated for her service on the Board of Directors of the Company (the “Board”) and the Audit Committee in accordance with the Company’s existing compensation arrangements for non-employee directors. On March 11, 2011, Ms. Lenehan received an automatic grant of options under our 2007 Director Stock Plan to purchase 10,000 shares of common stock. These options have an exercise price equal to the fair market value of our common stock on the date of grant and become exercisable in equal installments over a two-year period. Ms. Lenehan also will receive a cash retainer of $20,000 per year for her service on the Board. The fees are paid in the form of a quarterly retainer of $5,000. Ms. Lenehan also will receive an annual grant of 3,000 fully-vested shares of common stock three business days following each Annual Meeting of Stockholders of the Company, provided that she has served as a director for at least one year. Ms. Lenehan will receive a fee of $1,500 for each Company Board or committee meeting that she attends and $1,000 for each Company Board or committee teleconference meeting that she participates in. The Company will pay Ms. Lenehan’s travel and accommodation expenses to attend meetings and other corporate functions, along with any taxes related to such payments.

SIGNATURES
     Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

AMERICAN SUPERCONDUCTOR CORPORATION
Date: March 15, 2011	By:	/s/ David A. Henry
David A. Henry
Senior Vice President and Chief Financial Officer